Poxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]


Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            PARADIGM TECHNOLOGY, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _____________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          _____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          _____________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
          _____________________________________________________________________

     5)   Total fee paid:
          _____________________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          _____________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:
          _____________________________________________________________________

     3)   Filing Party:
          _____________________________________________________________________

     4)   Date Filed:
          _____________________________________________________________________

                            PARADIGM TECHNOLOGY, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               FRIDAY, MAY 1, 1998


TO OUR STOCKHOLDERS:

          The Special Meeting of Stockholders (the "Special Meeting") of Paradigm Technology, Inc. (the "Company") will be held at 694 Tasman Drive, Milpitas, California 95035, on May 1, 1998 at 10:00 a.m. for the purpose of considering and acting upon the following proposals:

             (1) To approve an amendment to the Company's Restated Certificate of Incorporation to effectuate a reverse stock split of the Company's Common Stock in a ratio of ten-for-one, the par value will remain at $0.01 per share.

             (2) To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000, par value $0.01 per share. If stockholders approve the amendment to the Certificate of Incorporation to effectuate a ten-for-one reverse stock split, the Company will not amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company.

             (3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.


        These items are discussed in the following pages which are made part of this Notice. Only stockholders of record as of the close of business on March 20, 1998 will be entitled to vote at the Special Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 694 Tasman Drive, Milpitas, California 95035 for ten (10) days prior to the Special Meeting.

        The Company's Annual Report on Form 10-K for the period ending December 31, 1997 accompanies this Notice of Special Meeting and Proxy Statement.

                                   By Order of the Board of Directors


                                   MICHAEL R. GULETT
                                   President and Chief Executive Officer

Milpitas, California
March 27, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                            PARADIGM TECHNOLOGY, INC.

                                694 TASMAN DRIVE
                               MILPITAS, CA 95035
                                 (408) 954-0500
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                         SPECIAL MEETING OF STOCKHOLDERS

                               FRIDAY, MAY 1, 1998


         The enclosed proxy is solicited by the Board of Directors (the "Board") of Paradigm Technology, Inc., a Delaware corporation (the "Company") for use at the Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on May 1, 1998 at 10:00 a.m. at the principal executive offices of the Company located at 694 Tasman Drive, Milpitas, California 95035, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 27, 1998.

                                  VOTING RIGHTS

         Each holder of Common Stock is entitled to one vote for each share held as of the record date. The holders of the 5% Series A Convertible Redeemable Preferred Stock, 5% Series B Convertible Redeemable Preferred Stock and 5% Series C Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock issued upon conversion of the 5% Series A Convertible Redeemable Preferred Stock, 5% Series B Convertible Redeemable Preferred Stock and 5% Series C Convertible Preferred Stock, respectively, as of the record date. For action to be taken at the Special Meeting, a majority of the shares entitled to vote must be represented at the meeting in person or by proxy. The affirmative vote of a majority of the shares of the Company's outstanding Common Stock is required (i) to approve an amendment to the Restated Certificate of Incorporation to effectuate a reverse stock split of the Company's Common Stock in a ratio of ten-for-one, the par value will remain $0.01 per share and (ii) to approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000, par value $0.01 per share. If the stockholders approve the amendment to the Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split, the Company will not amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

                                     PROXIES

         Stockholders of record of the Company as of the close of business on March 20, 1998 have the right to receive notice of and to vote at the Special Meeting. As of the close of business on March 20, 1998, the Company had 16,045,111 shares of Common Stock outstanding held by 261 stockholders of record.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the Special Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR approval of an amendment to the Company's Restated Certificate of Incorporation to effectuate a reverse stock split of the Company's Common Stock in a ratio of ten-for-one, the par value will remain

$0.01 per share and FOR approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000, par value $0.01 per share. If the stockholders approve the amendment to the Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split, the Company will not amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company.

         Any person giving a proxy has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Special Meeting and the election to vote in person. Attendance at the Special Meeting will not by itself constitute the revocation of a proxy.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ALLIANT PARTNERS LLP

         James Kochman, a director of the Company, is a partner of Alliant Partners LLP ("Alliant") (formerly, Bentley, Hall, Von Gehr International), an investment banking firm which performed investment banking services for the Company during the twelve (12) months ended December 31, 1997. Compensation to Alliant during 1997 was $6,000, which did not exceed 5% of Alliant's consolidated gross revenues for its most recent fiscal year. Alliant may also perform investment banking services for the Company from time to time in the future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 6, 1998 by: (i) each person known to the Company to beneficially own more than five percent (5%) of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person subject to community property laws where applicable.

                                                         Shares
                                                      Beneficially
              Name of Beneficial Owner                    Owned        Percent
---------------------------------------------------   ------------    ---------

Lyford Ltd.(1)
28 Hagvura
Karni-Shomron, Israel .............................      2,046,112       13.7%

Vintage Products, Inc.(2)
Arlozorv Street
Telaviv, Israel ...................................      3,421,646       23.0

Chiang Lam(3)......................................      1,250,000        8.3

ACMA Limited(4)
17 Jurong Port Road
Singapore 2261.....................................      1,250,000        8.3

Michael R. Gulett(5)...............................        219,875        1.4

Philip Siu(6)......................................         94,875        *

James L. Kochman(7)................................         31,250        *

Richard Morley(8)..................................         39,125        *

James Boswell(9)...................................         34,064        *

George J. Collins(10)..............................          6,250        *

David G. Campbell(11)..............................         28,250        *

Suneel Rajpal(12)..................................         13,250        *

All directors and executive officers
as a group (8 persons)(13).........................        466,939        3.1

----------

*        Less than one percent (1%).

(1) Represents up to 2,046,112 shares of Common Stock issuable upon conversion of the Company's 5% Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). For purposes of determining the number of shares of Common Stock owned by Lyford Ltd., the number of shares of Common Stock calculated to be issuable upon conversion of the Series B Preferred Stock is based on a conversion price of $.3434. Such conversion price is arbitrarily selected and is 82% of the average closing bid price over the five consecutive trading days preceding March 6, 1998 of $.4188. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. The natural persons who share beneficial ownership of the shares of Common Stock owned by Lyford Ltd. are unknown to the Company. John Gainsford is a director of Lyford who has voting and investment power with respect to the shares held by Lyford.
(2) Represents up to 3,421,646 shares of Common Stock issuable upon conversion of the Company's 5% Series A Convertible Redeemable Preferred Stock and 5% Series C Convertible Preferred Stock (the "Preferred Stock"). For purposes of determining the number of shares of Common Stock owned by Vintage Products, Inc., the number of shares of Common Stock calculated to be issuable upon conversion of the Preferred Stock is based on a conversion price of $.3434. Such conversion price is arbitrarily selected and is 82% of the average closing bid price over the five consecutive trading days preceding March 6, 1998 of $.4188. The number of shares of Common Stock issuable upon conversion of the Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. The natural persons who share beneficial ownership of the shares of Common Stock owned by Vintage are unknown to the Company. John Gainsford and Brian Bell are directors of Vintage who share voting and investment power with respect to the shares held by Vintage.
(3) Includes 1,050,000 shares held by ACMA and 200,000 shares issuable upon exercise of outstanding warrants. Mr. Lam is a consultant and advisor to ACMA. Mr. Lam disclaims beneficial ownership of the shares held by ACMA.
(4) Includes 200,000 shares issuable upon exercise of outstanding warrants. ACMA is a publicly held Singapore Corporation. The directors of ACMA who share voting and investment power with respect to the shares held by ACMA are as follows: Quek Sim Pin, Executive Chairman; Tan Chee Jin; Tan Seng Tjie; Rai Rajen, Managing Director; Low Seow Chye; Kwok Chee Wai; Tan Keng Lin; and Chou Kong Seng, Finance Director. See note 3 above.
(5) Includes 207,375 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(6) Includes 94,875 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(7) Includes 31,250 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(8) Includes 11,625 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(9) Includes 34,064 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(10) Includes 6,250 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(11) Includes 22,625 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(12) Includes 13,250 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.
(13) Includes 421,314 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 6, 1998.

                               PROPOSAL NUMBER ONE
                        APPROVAL OF A TEN-FOR-ONE REVERSE
                    STOCK SPLIT OF THE COMPANY'S COMMON STOCK


INTRODUCTION

         In March 1998, the Board of Directors of the Company approved, subject to stockholders' approval solicited hereby, a proposal to amend the Company's Restated Certificate of Incorporation to effectuate a reverse stock split of the Company's Common Stock of 10-for-1 the "Reverse Split."

         The directors propose to amend the Company's Restated Certificate of Incorporation to reclassify the Common Stock of the Company to effectuate a ten-for-one reverse stock split, such that for every ten (10) preamendment common shares held by a stockholder, such holder would be entitled to one (1) post-amendment common share, fractional shares being rounded up to the nearest full post-amendment share, and outstanding warrants and options to purchase stock being adjusted accordingly. The Reverse Split will become effective upon the filing with the Secretary of State of Delaware of an amendment to the Company's Restated Certificate of Incorporation.

         Adjustments to the corporate financial statements to reflect the reclassification and reverse split are expected to be minimal. The immediate effect in the market would be expected to increase the trading price per share tenfold, and to decrease the number of post-amendment shares involved in a trade to one-tenth of the pre-amendment number of shares that would have been involved in an identical trade. Outstanding pre-amendment shares of 14,881,039 would become approximately 1,488,104 outstanding post-amendment shares.

PURPOSE OF REVERSE SPLIT

         The Company's Common Stock is listed on The Nasdaq SmallCap Market (the "SCM"). On March 6, 1998, the closing price was $.375.

         The Nasdaq Stock Market ("Nasdaq"), the National Association of Securities Dealers, and the Securities and Exchange Commission have approved substantial changes in Nasdaq initial listing and maintenance requirements which became effective on February 23, 1998. These changes materially enhance the quantitative threshold criteria necessary to qualify for initial entry and continued listing on Nasdaq. In addition, corporate governance requirements, formerly applicable to the Nasdaq National Market System, for the first time, have been extended to the SCM. These changes require that companies listed on the SCM maintain (i) $2,000,000 in net tangible assets (total assets less total liabilities and goodwill), a market capitalization of $35,000,000, or $500,000 in net income for two of the last three years, (ii) a $1,000,000 market value for the public float, (iii) two market-makers, and (iv) a minimum bid price of $1.00 per share. (As of March 6, 1998, the single new maintenance requirement not met by the Company is the minimum bid price per share of its Common Stock, the most recent average closing bid prices over five consecutive trading days preceding March 6, 1998 ranged between $.41 and $.63 per share.)

         After the new maintenance requirements became effective, the Company was notified that it is not in compliance with the new minimum bid price requirement and that the Company would have 90-calendar days, which expire May 28, 1998, in order to regain compliance. The Company may regain compliance if its securities trade at or above the minimum bid price requirement for at least 10-consecutive trade days. If after 90 days the Company has not regained compliance, Nasdaq will issue a delisting letter and the Company may request a hearing at that time, which will generally stay delisting until the hearing has been completed.

         If the Company's securities are delisted from Nasdaq, trading, if any, of the Company's securities would thereafter have to be conducted in the non-Nasdaq over-the-counter market. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Company's Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions.) The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade the Company's Common Stock.

         Based upon current market conditions and in light of the new Nasdaq maintenance requirements, management has determined that the reclassification and reverse split is in the best interest of the Company's stockholders. The reclassification and reverse split would be effected by management by filing an amendment to the Restated Certificate of Incorporation of the Company with the Delaware Secretary of State as soon as practicable after approval by the stockholders.

         Holders of the Common Stock have no preemptive or other subscription rights.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT

         If the stockholders approve Proposal One, the Company will amend the existing provision of the Certificate of Incorporation relating to the Company's authorized capital to add the following provision to the second paragraph of
Article IV. Accordingly, the second paragraph of Article IV of the Restated Certificate of Incorporation shall be amended to read as follows:

         "Each ten (10) shares of the Company's Common Stock issued as of the date and time immediately preceding [insert Date which Amended Certificate is filed], the effective date of a reverse stock split (the 'Split Effective Date') shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Company's Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share.

         If the reverse stock split as set forth in this Proposal One is approved and the proposed amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock is approved, the Board of Directors will only effectuate the Reverse Split and will not increase the authorized number of Common Stock (the number of Common Stock authorized will remain at 25,000,000). The par value will remain at $0.01 per share if the reverse stock split is approved. If, on the other hand, the reverse split is not approved, but the proposed amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock is approved as set forth in Proposal Two, it will have the effect of authorizing the Board of Directors to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 50,000,000 shares. See Proposal Number Two of this Proxy Statement.

         If the stockholders approve Proposal One, the above amendment to the Company's Restated Certificate of Incorporation shall become effective upon the filing of an amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State.

         The proposed Reverse Split will not affect any stockholder's proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than an adjustment which may occur due to the rounding up of fractional shares. A stockholder may hold less than 100 shares of the Company's Common Stock after the proposed reverse split and as a consequence may incur greater costs associated with trading. Likewise, the proposed Reverse Split will not affect the total stockholders' equity of the Company or any components of stockholders' equity as reflected on the financial statements of the Company except (i) to change the numbers of the issued and outstanding shares of capital stock and (ii) for an adjustment which will occur due to the costs incurred by the Company in connection with this Proxy Statement and the implementation of such of the Proposals as are approved by the stockholders. However, because the number of shares of capital stock that the Company is authorized to issue will not be decreased in proportion to the ten-for-one decrease in the number of issued shares, the number of shares which are authorized but unissued, and the percentage of ownership of the Company represented by such shares if they are issued in the future in the discretion of the Board of Directors, effectively will be increased.

EFFECT OF THE REVERSE SPLIT

         The following table illustrates the principal effects on the Company's capital stock of the Reverse Split:

                        NUMBER OF SHARES OF CAPITAL STOCK

                                           Prior to                 After
                                       Reverse Split(1)       Reverse Split(1)
                                       ----------------       ----------------
     Common
     ------
     Authorized                           25,000,000             25,000,000
     Issued and outstanding(1)            14,881,039              1,488,104
     Available for future issuance        10,118,961             23,511,896

     Preferred
     ---------
     Authorized                            5,000,000              5,000,000
     Issued and outstanding                      183                    183
     Available for future issuance         4,999,817              4,999,817

----------

(1) Excludes (i) 1,039,764 shares issuable upon exercise of outstanding options as of March 6, 1998 (103,976 shares after the Reverse Split),
         (ii) 395,000 shares issuable upon exercise of outstanding warrants as of March 6, 1998 (39,500 shares after the Reverse Split) and (iii) 183 shares of Preferred Stock which as of March 6, 1998 is estimated to be convertible into approximately 5,467,758 shares of Common Stock (546,758 after the Reverse Split).


EXCHANGE OF SHARES; NO FRACTIONAL SHARES

         Pursuant to the proposed Reverse Split, every ten (10) shares of issued Common Stock would be converted and reclassified into one (1) share of post-split Common Stock, and any fractional interests resulting from such reclassification would be rounded upward to the nearest whole share. For example, a holder of one hundred (100) shares prior to the Split Effective Date would be the holder of ten (10) shares at the Split Effective Date, and the holder of thirty-eight (38) shares prior to the Split Effective Date would be the holder of four (4) shares at the Split Effective Date. All shares held by a stockholder will be aggregated and one new stock certificate will be issued, unless the transfer agent is otherwise notified by the stockholder. The proposed Reverse Split would become effective immediately on the Split Effective Date. Stockholders will be notified by the transfer agent on or after the Split Effective Date that the Reverse Split has been effected. The Company's transfer agent, ChaseMellon Shareholder Services, will act as the Company's exchange agent (the "Exchange Agent") for stockholders in implementing the exchange of their certificates.

         As soon as practicable after the Split Effective Date, stockholders will be notified and provided the opportunity (but shall not be obligated) to surrender their certificates to the Exchange Agent in exchange for certificates representing post-split Common Stock. Stockholders will not receive certificates for shares of post-split Common Stock unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Stockholders should not forward their certificates to the Exchange Agent until they have received notice from the

Company that the Reverse Split has become effective. Beginning on the Split Effective Date, each certificate representing shares of the Company's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

         No service charge will be payable by stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company. The Company will file an application with Nasdaq to list the post-split Common Stock.

CHANGE OF CONVERSION RATIO FOR CONVERTIBLE PREFERRED STOCK AND NOTICE TO HOLDERS OF SUCH STOCK

         Pursuant to the authority conferred on it by the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company adopted certain resolutions dated January 9, 1997, July 11, 1997 and November 14, 1997, respectively (the "Board Resolutions"), pursuant to which the Company issued 5% Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), 5% Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), and 5% Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are all convertible into shares of the Company's Common Stock as is determined by dividing (A) the sum of (1) $10,000 plus (2) the amount of all accrued but unpaid or accumulated dividends on the shares of Preferred Stock being converted (3) multiplied by 10 by (B) the conversion price in effect at the time of conversion for each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. The conversion price is equal to the lower of (i) $2.25, $1.375 and $0.59 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, or (ii) eighty-two percent (82%) of the average closing bid price of a share of Common Stock as quoted on the SCM over the five (5) consecutive trading days immediately preceding the date of the conversion.

         In accordance with the terms of those Board Resolutions, the conversion ratios for Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be adjusted concurrently with the Split Effective Date so that each record owner of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive upon conversion thereof, the number of shares of Common Stock that he would have owned or be entitled to receive after the Reverse Split had such holder exercised his or her option to convert immediately prior to the Split Effective Date. The Company will send to each record owner of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, notice of such adjustments setting forth the new conversion ratio for each such class.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         A summary of the federal income tax consequences of the Reverse Split as contemplated in Proposal One is set forth below. The discussion is based on present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to stockholders may vary from the federal tax consequences described generally below. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

         The proposed Reverse Split constitutes a "recapitalization" to the Company and its stockholders to the extent that issued shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

         The shares of Common Stock to be issued to each stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such stockholder immediately prior to the Split Effective Date. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held thereby immediately prior to the Split Effective Date provided that such shares of stock were held by the stockholder as capital assets on the Split Effective Date.

VOTING REQUIREMENTS

         Each holder of Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company is required for approval of Proposal One. In the event that a quorum is not present or represented at the Special Meeting, the stockholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Special Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the Proposal One, unless otherwise indicated. Stockholders are not entitled to cumulate votes.

         A stockholder voting through a proxy who abstains with respect to approval of Proposal One shall be considered to have casted a negative vote with respect to Proposal One, but shall be treated as present and entitled to vote on the approval of Proposal Two at the Special Meeting; provided, however, that a stockholder (including a broker) who does not give authority to a proxy to vote on the approval of Proposal Two shall not be considered present and entitled to vote on Proposal Two.

RECOMMENDATION OF THE BOARD

         The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the amendment the Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
     OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                TO EFFECTUATE A TEN-FOR-ONE REVERSE STOCK SPLIT.

                               PROPOSAL NUMBER TWO

      APPROVAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK



INTRODUCTION

         The Company's Restated Certificate of Incorporation currently authorizes the issuance of twenty-five million (25,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share. The Board of Directors in March 1998, adopted a resolution proposing that the Restated Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to fifty million (50,000,000), subject to stockholder approval of the amendment, in the event the reverse stock split as set forth in Proposal Number One is not approved.

         CURRENT SHARE ALLOCATION. As of March 6, 1998, the Company had approximately 14,881,039 shares of Common Stock outstanding and approximately 1,448,000 shares reserved for issuance under the Company's employee stock plans, of which, currently, approximately 1,039,764 are covered by outstanding options and approximately 600,000 are available for grant or purchase. The Company has also reserved 395,000 shares of Common Stock issuable upon exercise of outstanding warrants and approximately 5,500,000 shares of Common Stock based upon what the Company has projected to be the approximate number of Common shares currently issuable upon conversion of the Company's Preferred Stock. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 1,136,197 shares remaining available for other purposes.

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

         The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to the second sentence of Article IV of the Company's Restated Certificate of Incorporation (the "Amendment"); (ii) the advisability of the Amendment; and (iii) a call for submission of the Amendment for approval by the Company's stockholders at the Special Meeting.

         The following is the text of the first and second paragraphs of Article IV of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

         "(A) This Corporation is authorized to issue 55,000,000 shares of its capital stock, which shall be divided into two classes known as 'Common Stock' and 'Preferred Stock,' respectively.

         (B) The total number of shares of Common Stock which this Corporation is authorized to issue is 50,000,000. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000. All of the shares of Common Stock and Preferred Stock shall have a par value of $.01 per share."

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

         The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the ability to fulfill its obligations under existing agreements by enabling it to fully convert all of the outstanding shares of Preferred Stock. It will also provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. Other than the shares of Common Stock that may be issued in connection with the pending merger with IXYS Corporation, which will be submitted to stockholders for approval and the shares of Common Stock issuable upon conversion of the outstanding Preferred Stock, the Company does not presently have plans to issue shares of Common Stock.

         No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

         Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power, and share holdings of current stockholders.

         The proposed Amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

         If the proposed Amendment to increase the authorized number of shares of Common Stock is approved, and the reverse stock split as set forth in Proposal One is approved, the Board of Directors will only effectuate the Reverse Split and will not increase the authorized number of Common Stock (the number of Common Stock authorized will remain at 25,000,000). If, on the other hand, the reverse split is not approved, but the proposed Amendment to increase the authorized number of shares of Common Stock is approved, it will have the effect of authorizing the Board of Directors to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 50,000,000 shares. See Proposal Number One of this Proxy Statement.

VOTE NECESSARY TO APPROVE THE AMENDMENT

         Each holder of Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company is required for approval of Proposal Two. In the event that a quorum is not present or represented at the Special Meeting, the stockholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Special Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the Proposal Two, unless otherwise indicated. Stockholders are not entitled to cumulate votes.

         A stockholder voting through a proxy who abstains with respect to approval of Proposal Two shall be considered to have cast a negative vote with respect to Proposal Two, but shall be treated as present and entitled to vote on the approval of Proposal One at the Special Meeting; provided, however, that a stockholder (including a broker) who does not give authority to a proxy to vote on the approval of Proposal One shall not be considered present and entitled to vote on Proposal One.

RECOMMENDATION OF THE BOARD

         The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from twenty-five million (25,000,000) to fifty million (50,000,000). Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Amendment.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
     OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                  OTHER MATTERS


         DOCUMENTS INCORPORATED BY REFERENCE. Item 13. Financial and Other Information incorporates information by reference contained in the Company's Annual Report on Form 10-K for the period ending December 31, 1997.

         PROPOSALS INTENDED TO BE PRESENTED AT THE NEXT ANNUAL MEETING. Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must have been received by the Company for inclusion in the Company's proxy statement and form of proxy no later than December 19, 1997.

         OTHER MATTERS. Management knows of no business that will be presented for consideration at the Special Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         PROXY SOLICITATION. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company may retain a proxy solicitation firm and, if it does so, would pay approximately $10,000 in fees plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

                                By Order of the Board of Directors.



                                MICHAEL R. GULETT
                                President and Chief Executive Officer

Milpitas, California
March 27, 1998

PROXY

                            PARADIGM TECHNOLOGY, INC.
                                694 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035

         PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL MEETING--MAY 1, 1998


         The undersigned hereby appoints MICHAEL GULETT and EMEKA CHUKWU, or each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of PARADIGM TECHNOLOGY, INC. on May 1, 1998, and any adjournments or postponements thereof, upon all matters that may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

         This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs 1 and 2 unless the stockholder specifies otherwise, in which case it will be voted as specified. If you wish to vote in accordance with the Board of Directors' recommendations, please sign and return the proxy. You need not mark any boxes. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                   (continued and to be signed on reverse side)

                                              -Fold and Detach Here-

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS TO COME BEFORE THE MEETING:


1.  To approve the amendment to the Company's Restated              2.  To approve the amendment of the Company's
    Certificate of Incorporation to effectuate a ten-for-one            Restated Certificate of Incorporation to increase the
    reverse stock split.                                                number of authorized shares of Common Stock.

    FOR                 AGAINST                  ABSTAIN                FOR                 AGAINST             ABSTAIN

    |_|                   |_|                      |_|                  |_|                   |_|                 |_|


If the stockholders approve the amendment to the Restated Certificate of Incorporation to effectuate a ten-for-one reverse stock split, the Company will not amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company.



                       Dated: ________________________________________, 1998


                       ________________________________________________________
                       Signature(s) of Stockholder or Stockholders, (Executors, Administrators, Trustees, etc. should give full title.)



WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.


                                                          -FOLD AND DETACH HERE-